Exhibit 99.1

Atomera Updates Revenue Guidance for the Fourth Quarter of 2023

LOS GATOS, Calif. – Jan. 10, 2024 – Atomera Incorporated (NASDAQ: ATOM), a semiconductor materials and technology licensing company, today announced it expects fourth quarter 2023 revenues to be approximately $500,000, an increase from the prior guidance of $300,000 to $350,000.

In late December, Atomera achieved the second revenue milestone under its first commercial license agreement, triggered by customer acceptance of the MST process. Acceptance was achieved after the customer validated the quality of MST film deposition on an Epi tool in its facility. This follows an earlier milestone for completing the transfer of Atomera intellectual property, including the MST film recipe, to this customer.

“Our first commercial licensee was able to complete installation of our technology and independently validate MST film quality just weeks after receiving our recipe, bringing them one step closer to commercial distribution of MST-enabled products,” said Scott Bibaud, Atomera’s president and CEO. “Our customer can now manufacture wafers with MST on their own which should speed development and shorten the time to mass production and Atomera royalties. This effort is a great example of how we work with the most advanced semiconductor companies in the world to improve transistor performance and extend Moore’s Law.”

About Atomera Incorporated

Atomera Incorporated is a semiconductor materials and technology licensing company focused on deploying its proprietary, silicon-proven technology into the semiconductor industry. Atomera has developed Mears Silicon Technology™ (MST®), which increases performance and power efficiency in semiconductor transistors. MST can be implemented using equipment already deployed in semiconductor manufacturing facilities and is complementary to other nano-scaling technologies already in the semiconductor industry roadmap. More information can be found at www.atomera.com

Safe Harbor

This press release contains forward-looking statements concerning Atomera Incorporated, including statements regarding the prospects for the semiconductor industry generally and the ability of our MST technology to significantly improve semiconductor performance. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (1) the fact that, to date, we have only recognized minimal engineering services and licensing revenues and we have not yet commenced principal revenue producing operations, thus subjecting us to all of the risks inherent in an early-stage enterprise; (2) the risk that the customer under our first commercial license agreement does not take MST-enabled products to market, (3) risks related to our ability to successfully complete the milestones in our joint development agreements or, even if successfully completed, to reach a commercial distribution license with our JDA customers; (4) risks related to our ability to advance licensing arrangements with our integration licensees to royalty-based manufacturing and distribution licenses or our ability to add other licensees; (5) risks related to our ability to raise sufficient capital, as and when needed, to pursue the further development, licensing and commercialization of our MST technology; (6) our ability to protect our proprietary technology, trade secrets and knowhow and (7) those other risks disclosed in the section "Risk Factors" included in our Annual Report on Form 10-K filed with the SEC on February 15, 2023 and in our Quarterly Report on Form 10-Q filed with the SEC on November 1, 2023. We caution readers not to place undue reliance on any forward-looking statements. We do not undertake, and specifically disclaim any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Investor Contact:

Bishop IR

Mike Bishop

(415) 894-9633

investor@atomera.com